SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant / /
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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/x/	Soliciting Material Pursuant to §240.14a-12
Tab Products Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TAB PRODUCTS CO. NEWS RELEASE
935 Lakeview Parkway, Suite 195
Vernon Hills, IL 60061

CONTACT:
Donald J. Hotz
Chief Financial Officer
TAB Products Co.
(847) 968-2433

FOR IMMEDIATE RELEASE:

TAB Products Co. Announces Date of 2001 Annual Meeting of Stockholders

    Vernon Hills, IL, July 24, 2001—TAB Products Co. (AMEX:TBP), announced today that its 2001 Annual Meeting of Stockholders will be held on Tuesday, October 16, 2001 at AmeriSuites, 450 North Milwaukee Avenue, Vernon Hills, Illinois. Stockholders of record at the close of business on August 24, 2001 will be entitled to vote at the 2001 Annual Meeting of Stockholders and any adjournments thereof.

    TAB Products Co. (AMEX:TBP), is a leading document management company specializing in the re-engineering of the records management process. The Company provides efficient solutions that enable its customers to better organize, control and find their critical documents. TAB leverages its knowledge of paper-based systems with expertise in emerging digital document management technologies. Currently headquartered in Vernon Hills, Illinois, TAB employs over 800 people with offices in the United States, Canada, Europe and Australia. With over 50 years of experience in document management, TAB serves customers in a variety of industries including Finance, Healthcare, Government and Insurance. Additional information can be found at www.tab.com.

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Additional Information:

    YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT OF TAB PRODUCTS CO. FOR ITS 2001 ANNUAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other related documents filed by Tab at the SEC's website at www.sec.gov or at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. When available, the definitive proxy statement and other related documents may also be obtained from Tab by contacting Tab Products Co., Attention: Corporate Secretary, 935 Lakeview Parkway, Suite 195, Vernon Hills, IL 60061-1442. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the materials filed with the SEC on Schedule 14A by Tab Products Co. on June 22, 2001.